SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 3)

Tender Offer Statement under Section 14 (d) (1) or 13 (e) (1)

of the Securities Exchange Act of 1934

ON SEMICONDUCTOR CORPORATION

AND THE GUARANTORS IDENTIFIED IN FOOTNOTE (1) BELOW

(Name of Subject Companies (Issuers))

ON SEMICONDUCTOR CORPORATION

AND THE GUARANTORS IDENTIFIED IN FOOTNOTE (1) BELOW

(Name of Filing Person (Offeror))

ZERO COUPON CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

(Title of Class of Securities)

682189 AA3 and 682189 AB1

(CUSIP Number of Class of Securities)

George H. Cave, Esq.

Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary

ON Semiconductor Corporation

5005 E. McDowell Road,

Phoenix, Arizona 85008

(602) 244-5226

With Copies To:

Stephen H. Shalen, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

(Name, Address and Telephone Numbers of Persons

Authorized to Receive Notices and Communications on Behalf of Filing Person)

CALCULATION OF FILING FEE

Transaction Valuation (2)	Amount of Filing Fee (3)
$260,000,000	$27,820

(1)	The following domestic direct subsidiaries of ON Semiconductor Corporation are guarantors of the notes: Semiconductor Components Industries, LLC; SCG (Malaysia SMP) Holding Corporation; SCG (China) Holding Corporation and SCG (Czech) Holding Corporation. The following domestic direct subsidiaries of Semiconductor Components Industries, LLC are also guarantors of the notes: Semiconductor Components Industries Puerto Rico, Inc.; SCG International Development LLC; Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc.

(2)	Estimated solely for the purpose of determining the registration fee, the transaction value is based upon the book value of the securities to be received by the acquiring person computed as of the latest practicable date prior to the date of filing.

(3)	The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange of 1934, as amended, and equals $107.00 for each $1,000,000 of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $27,820	Filing Party: ON Semiconductor Corporation
Form or Registration No.: Schedule TO -I (File No. 005-60483)	Date Filed: June 20, 2006

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Amendment No. 3 to the Tender Offer Statement on Schedule TO (the “Schedule TO”) relates to an offer (the “Offer”) by ON Semiconductor Corporation (the “Company”), a Delaware corporation, and the guarantors of the Company’s Zero Coupon Convertible Senior Subordinated Notes Due 2024, Series B (the “New Notes”) to exchange $1,000 principal amount of New Notes and a one-time cash payment equal to $2.50 for each $1,000 principal amount of Zero Coupon Convertible Senior Subordinated Notes Due 2024 of the Company (the “Old Notes”) validly tendered and accepted for exchange. The Offer is being made upon the terms and subject to the conditions contained in the Offer to Exchange dated as of June 20, 2006, as amended as of July 7, 2006 and as further amended as of July 13, 2006 (as amended, the “Offer to Exchange”) and the accompanying letter of transmittal.

The information in the Offer to Exchange and the accompanying letter of transmittal, which were previously filed as exhibits to the Schedule TO, is hereby expressly incorporated by reference into this Amendment, except that such information is hereby amended and supplemented to the extent specifically provided herein.

ITEM 11. Additional Information.

Item 11 of the Schedule TO is hereby amended and supplemented by adding the following:

“On July 26, 2006, the Company filed a Current Report on Form 8-K (the “Form 8-K”) announcing, among other things, the final results of the offer, which expired at 5:00 p.m., New York city time, on July 19, 2006. A copy of the press release announcing the results of the offer was furnished to the Commission as Exhibit 99.1 to the Company’s Form 8-K and is incorporated herein by reference.”

Item 12.	Exhibits.

(a)(1)(i)	Offer to Exchange, dated as of June 20, 2006, as amended as of July 7, 2006 and as further amended as of July 13, 2006*

(a)(1)(ii)	Form of Letter of Transmittal*

(a)(1)(iii)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

(a)(1)(iv)	Form of Letter to Clients*

(a)(1)(v)	Press Release dated June 20, 2006*

(a)(1)(vi)	Press Release dated July 24, 2006 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K Current Report filed with the Commission on July 26, 2006)**

(a)(2)	None

(a)(3)	None

(a)(4)	None

(a)(5)	None

(b)	None

(d)(i)	Investment Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (incorporated by reference from Exhibit 4.2 to the Company’s Form 8-K Current Report filed with the Commission on September 7, 2001)

(d)(ii)	Registration Rights Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (incorporated by reference from Exhibit 4.3 to the Company’s Form 8-K Current Report filed with the Commission on September 7, 2001)

(d)(iii)	Amendment No. 1 to Registration Rights Agreement between TPG ON Holdings LLC and ON Semiconductor Corporation, dated December 27, 2005 (incorporated by reference from Exhibit 4.3(b) to the Company’s Form 10-K filed with the Commission on February 22, 2006)

(d)(iv)	Subordination Agreement, dated as of September 7, 2001, by and between TPG ON Holdings LLC and ON Semiconductor Corporation, for the benefit of Senior Creditors (incorporated by reference from Exhibit 4.4 to the Company’s Form 8-K Current Report filed with the Commission on September 7, 2001)

(d)(v)	Exchange Offer and Registration Rights Agreement, dated August 4, 1999, Semiconductor Components Industries, LLC, SCG Holding Corporation, the subsidiary guarantors of SCG Holding Corporation (incorporated by reference from Exhibit 4.5 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)

(d)(vi)	Indenture regarding Zero Coupon Convertible Senior Subordinated Notes due 2024 dated as of April 6, 2004, between ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., Semiconductor Components Industries of Rhode Island, Inc., SCG International Development LLC and Semiconductor Components Industries International of Rhode Island, Inc., as guarantors and Wells Fargo Bank, N.A., a national banking association, as trustee (incorporated by reference from Exhibit 4.1 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(vii)	Registration Rights Agreement for Zero Coupon Convertible Senior Subordinated Notes due 2024 dated as of April 6, 2004, between ON Semiconductor Corporation and Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.3 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(viii)	SCG Holding Corporation 1999 Founders Stock Option Plan (incorporated by reference from Exhibit 10.14 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)

(d)(ix)	Form of Stock Option Grant Agreement to 1999 Founders Stock Option Plan (incorporated by reference from Exhibit 10.9 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(ix)	Non-qualified Stock Option Agreement (form of agreement for William George) (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on February 18, 2005)

(d)(x)	2000 Stock Incentive Plan as amended and restated May 19, 2004 (incorporated by reference from Exhibit 10.7 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(xi)	2000 Stock Incentive Plan—non-qualified stock option agreement (incorporated by reference from Exhibit 10.35(d) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)

(d)(xii)	2000 Stock Incentive Plan—incentive stock option agreement (incorporated by reference from Exhibit 10.35(c) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)

(d)(xiii)	2000 Stock Incentive Plan—ON Ownership program grant agreement (incorporated by reference from Exhibit 10.33(b) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)

(d)(xiv)	Non-qualified Stock Option Agreement for Senior Vice Presidents and Above (form of agreement) (incorporated by reference from Exhibit 10.5 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xv)	Performance Based Stock Option Agreement (Peter Green) dated as of February 10, 2005 (incorporated by reference from Exhibit 10.3 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xvi)	Performance Based Stock Option Agreement (Larry Sims) dated as of February 10, 2005 (incorporated by reference from Exhibit 10.4 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xvii)	Non-qualified Stock Option Agreement for Directors (form of standard agreement) (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xviii)	Non-qualified Stock Option Agreement for Directors (J. Daniel McCranie) dated as of February 10, 2005 (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xix)	2000 Employee Stock Purchase Plan as amended and restated May 19, 2004 (incorporated by reference from Exhibit 10.8 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(xx)	Indenture regarding the 1.875% Convertible Senior Subordinated Notes due 2025, dated as of December 21, 2005, between ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SMG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., Semiconductor Components Industries of Rhode Island, Inc., SCG International Development LLC and Semiconductor Components Industries International of Rhode Island, Inc. as guarantors and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (incorporated by reference from Exhibit 4.1 to the Corporation’s Form 8-K filed with the SEC on December 27, 2005)

(d)(xxi)	Registration Rights Agreement for the 1.875% Convertible Senior Subordinated Notes due 2025, dated as of December 21, 2005, between the ON Semiconductor Corporation and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference from Exhibit 4.3 to the Corporation’s Form 8-K filed with the SEC on December 27, 2005)

(d)(xxii)	Restricted Stock Units Award Agreement under the ON Semiconductor 2000 Stock Incentive Plan (Form of Award Agreement for Directors) (incorporated by reference from Exhibit 10.1 of Second Quarter 2006 Form 10-Q filed with the Commission on April 27, 2006)

(g)	None

(h)	None

*	Previously filed.
**	Filed herewith.

Item 13.	Information required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 14, 2006

ON SEMICONDUCTOR CORPORATION,

SEMICONDUCTOR COMPONENTS

INDUSTRIES, LLC,

SCG (MALAYSIA SMP) HOLDING

CORPORATION,

SCG (CZECH) HOLDING CORPORATION,

SCG (CHINA) HOLDING CORPORATION,

SEMICONDUCTOR COMPONENTS

INDUSTRIES PUERTO RICO, INC., and

SCG INTERNATIONAL DEVELOPMENT LLC

By:	/s/ JUDITH A. BOYLE
Name: Judith A. Boyle Title: Assistant Secretary

SEMICONDUCTOR COMPONENTS INDUSTRIES OF RHODE ISLAND, INC., and SEMICONDUCTOR COMPONENTS INDUSTRIES INTERNATIONAL OF RHODE ISLAND, INC.

By:	/s/ JUDITH A. BOYLE
Name: Judith A. Boyle Title: Secretary

EXHIBIT INDEX

(a)(1)(i)	Offer to Exchange, dated as of June 20, 2006, as amended as of July 7, 2006 and as further amended as of July 13, 2006*

(a)(1)(ii)	Form of Letter of Transmittal*

(a)(1)(iii)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

(a)(1)(iv)	Form of Letter to Clients*

(a)(1)(v)	Press Release dated June 20, 2006*

(a)(1)(vi)	Press Release dated July 24, 2006 (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K Current Report filed with the Commission on July 26, 2006)**

(a)(2)	None

(a)(3)	None

(a)(4)	None

(a)(5)	None

(b)	None

(d)(i)	Investment Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (incorporated by reference from Exhibit 4.2 to the Company’s Form 8-K Current Report filed with the Commission on September 7, 2001)

(d)(ii)	Registration Rights Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation (incorporated by reference from Exhibit 4.3 to the Company’s Form 8-K Current Report filed with the Commission on September 7, 2001)

(d)(iii)	Amendment No. 1 to Registration Rights Agreement between TPG ON Holdings LLC and ON Semiconductor Corporation, dated December 27, 2005 (incorporated by reference from Exhibit 4.3(b) to the Company’s Form 10-K filed with the Commission on February 22, 2006)

(d)(iv)	Subordination Agreement, dated as of September 7, 2001, by and between TPG ON Holdings LLC and ON Semiconductor Corporation, for the benefit of Senior Creditors (incorporated by reference from Exhibit 4.4 to the Company’s Form 8-K Current Report filed with the Commission on September 7, 2001)

(d)(v)	Exchange Offer and Registration Rights Agreement, dated August 4, 1999, Semiconductor Components Industries, LLC, SCG Holding Corporation, the subsidiary guarantors of SCG Holding Corporation (incorporated by reference from Exhibit 4.5 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)

(d)(vi)	Indenture regarding Zero Coupon Convertible Senior Subordinated Notes due 2024 dated as of April 6, 2004, between ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., Semiconductor Components Industries of Rhode Island, Inc., SCG International Development LLC and Semiconductor Components Industries International of Rhode Island, Inc., as guarantors and Wells Fargo Bank, N.A., a national banking association, as trustee (incorporated by reference from Exhibit 4.1 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(vii)	Registration Rights Agreement for Zero Coupon Convertible Senior Subordinated Notes due 2024 dated as of April 6, 2004, between ON Semiconductor Corporation and Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.3 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(viii)	SCG Holding Corporation 1999 Founders Stock Option Plan (incorporated by reference from Exhibit 10.14 to Registration Statement No. 333-90359 filed with the Commission on November 5, 1999)

(d)(iii)	Form of Stock Option Grant Agreement to 1999 Founders Stock Option Plan (incorporated by reference from Exhibit 10.9 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(ix)	Non-qualified Stock Option Agreement (form of agreement for William George) (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on February 18, 2005)

(d)(x)	2000 Stock Incentive Plan as amended and restated May 19, 2004 (incorporated by reference from Exhibit 10.7 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(xi)	2000 Stock Incentive Plan—non-qualified stock option agreement (incorporated by reference from Exhibit 10.35(d) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)

(d)(xii)	2000 Stock Incentive Plan—incentive stock option agreement (incorporated by reference from Exhibit 10.35(c) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)

(d)(xiii)	2000 Stock Incentive Plan—ON Ownership program grant agreement (incorporated by reference from Exhibit 10.33(b) to Registration Statement No. 333-30670 filed with the Commission on March 24, 2000)

(d)(xv)	Non-qualified Stock Option Agreement for Senior Vice Presidents and Above (form of agreement) (incorporated by reference from Exhibit 10.5 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xv)	Performance Based Stock Option Agreement (Peter Green) dated as of February 10, 2005 (incorporated by reference from Exhibit 10.3 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xvi)	Performance Based Stock Option Agreement (Larry Sims) dated as of February 10, 2005 (incorporated by reference from Exhibit 10.4 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xvii)	Non-qualified Stock Option Agreement for Directors (form of standard agreement) (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xviii)	Non-qualified Stock Option Agreement for Directors (J. Daniel McCranie) dated as of February 10, 2005 (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on February 16, 2005)

(d)(xix)	2000 Employee Stock Purchase Plan as amended and restated May 19, 2004 (incorporated by reference from Exhibit 10.8 of Second Quarter 2004 Form 10-Q filed with the Commission on August 6, 2004)

(d)(xx)	Indenture regarding the 1.875% Convertible Senior Subordinated Notes due 2025, dated as of December 21, 2005, between ON Semiconductor Corporation, Semiconductor Components Industries, LLC, SMG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., Semiconductor Components Industries of Rhode Island, Inc., SCG International Development LLC and Semiconductor Components Industries International of Rhode Island, Inc. as guarantors and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (incorporated by reference from Exhibit 4.1 to the Corporation’s Form 8-K filed with the SEC on December 27, 2005)

(d)(xxi)	Registration Rights Agreement for the 1.875% Convertible Senior Subordinated Notes due 2025, dated as of December 21, 2005, between the ON Semiconductor Corporation and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference from Exhibit 4.3 to the Corporation’s Form 8-K filed with the SEC on December 27, 2005)
(d)(xxii)	Restricted Stock Units Award Agreement under the ON Semiconductor 2000 Stock Incentive Plan (Form of Award Agreement for Directors) (incorporated by reference from Exhibit 10.1 of Second Quarter 2006 Form 10-Q filed with the Commission on April 27, 2006)

(g)	None

(h)	None

*	Previously filed.
**	Filed herewith.